Exhibit 99.1

           Ultra Clean Holdings Reports First Quarter 2004 Results

  Announces 59% Sequential Sales Increase to Record Revenue of $40.8 million

    MENLO PARK, Calif., April 29 /PRNewswire-FirstCall/ -- Ultra Clean Holdings, Inc. (Nasdaq: UCTT), a developer and supplier of critical subsystems for the semiconductor capital equipment industry, focusing on gas delivery systems, today announced operating results for the first quarter ended March 31, 2004. Among the highlights for the first quarter, the Company announced record sales of $40.8 million and completed its $47.0 million initial public offering of common stock.
    Sales for the quarter were $40.8 million, representing a 58.5% sequential increase from sales of $25.8 million for the quarter ended December 31, 2003, and a 131.7% year-over-year increase from sales of $17.6 during the quarter ended March 31, 2003.
    The Company reported $1.4 million of net income for the quarter ended March 31, 2004 compared to net income of $0.7 million for the quarter ended December 31, 2003, and a net loss of ($0.4) million in the quarter ended March 31, 2003. On a fully-diluted basis, this equates to $0.13 of earnings per share in the first quarter of 2004, compared to $0.06 of earnings per share in the quarter ended December 31, 2003, and a loss of ($0.04) per share in the quarter ended March 31, 2003.
    Clarence Granger, UCT's President and Chief Executive Officer, commented on the first quarter results: "We are extremely pleased with UCT's first quarter revenues and net income. Our growth rate during the quarter eclipsed that of the broader semiconductor capital equipment industry and we were able to achieve a record level of revenues. Our revenues have more than doubled over the last two quarters, as we have continued to gain market share with our customers, and we expect our gross margins to improve as we better utilize the resources we have put in place to support these customers."
    Net income for the first quarter included a $545,000 charge associated with the repurchase of the Series A Senior Notes held by members of the UCT management team. On a non-GAAP basis, excluding this non-recurring charge, first quarter 2004 net income would have been $1.7 million and net earnings per diluted share would have been $0.16. The repurchase of the Series A Senior Notes was completed using proceeds from the Company's initial public offering of common stock, and the associated charge is not representative of ongoing operations.
    Gross margin in the first quarter was 14.9%. As expected, this was down from the 15.8% gross margin recorded in the fourth quarter of 2003, and significantly higher than the 7.8% gross margin recorded during the first quarter of 2003. The gross margin decline during the first quarter of 2004 was driven primarily by inefficiencies associated with the rapid ramp in manufacturing, as quarterly revenues grew from $16.7 million to $40.8 million over two quarters. Gross margins are expected to improve as the Company recaptures efficiencies and recently-added resources become more productive.
    Operating income for the first quarter was $2.7 million, representing a 55.5% sequential increase from operating income of $1.8 million for the quarter ended December 31, 2003 and a $2.9 million year-over-year increase from an operating loss of $0.2 million in the quarter ended March 31, 2003.
On a non-GAAP basis, excluding the non-recurring charge mentioned above, operating income for the first quarter of 2004 would have been $3.3 million, representing an 83.4% sequential increase from the quarter ended December 31, 2003.
    UCT successfully completed its initial public offering of common stock on March 25, 2004, raising $39.1 million of net proceeds for the Company after underwriters' fees. These proceeds, which appear on the March 31, 2004 balance sheet as an account receivable for subscribed stock, were received in April 2004 and were used in part to repay the Company's $30.6 million of Series A Senior Notes plus accrued interest. The redemption of the Series A Senior Notes leaves the Company's balance sheet free of any debt obligations. During the first quarter, the Company also increased its cash balance by $1.2 million, from $6.0 million at December 31, 2003 to $7.2 million at March 31, 2004.
    Among the additional highlights of the first quarter:

    -- the Company expanded its Austin facility's clean room space by more than 40%, substantially increasing revenue capacity
    -- the Company completed the transition of all manufacturing for a key customer to its Portland facility
    -- the Company shipped its first catalytic steam generator based on its proprietary CSGS technology to a new customer
    -- the Company received its first order for a subassembly module outside of the gas-delivery systems market from a key customer

    Mr. Granger commented on UCT's recent IPO: "We are also very pleased with the success of our initial public offering. The proceeds from the IPO were used to repay all of UCT's outstanding debt, which significantly improved the Company's balance sheet. I would like to thank our employees for their dedication and hard work, our customers for their commitment to UCT, and our new investors for their show of confidence in our business model and our team."

    Outlook
    Commenting on UCT's corporate outlook, Granger noted, "We are both confident in and well positioned to capitalize on the current semiconductor industry upturn, and we have invested in the resources we will need to meet the increasing demands of our customers. We expect our sales to increase between 10% and 20% in the second quarter, and we anticipate substantial gross margin improvement as we continue to improve the efficiency of our expanded workforce. We anticipate net income of between $2.5 million and $2.9 million during the second quarter of 2004. Overall, we continue to look forward to a record-setting operating performance at UCT during 2004."

    GAAP v. non-GAAP Results
    The financial measures set forth above which present net income and earnings per share excluding an unusual charge, are not in accordance with Accounting Principles Generally Accepted in the United States of America
(GAAP). The Company believes that these non-GAAP financial measures provide further insight into the results of ongoing operations and enhance the comparability of those results to results in prior periods, because they assist shareholders in understanding the effects of unusual charges on the quarter's results.

    Safe Harbor Statement
    The foregoing information contains, or may be deemed to contain, "forward-looking statements" (as defined in the U.S. Private Securities Litigation Reform Act of 1995) which reflect our current views with respect to future events and financial performance. We use words such as "anticipates," "believes," "plans," "expects," "future,"' "intends," "may," "will," "should," "estimates," "predicts," "potential," "continue" and similar expressions to identify these forward-looking statements. All forward-looking statements address matters that involve risks and uncertainties. Accordingly, you should not rely on forward-looking statements, as there are or will be important factors that could cause our actual results, as well as those of the markets we serve, levels of activity, performance, achievements and prospects to differ materially from the results predicted or implied by these forward-looking statements. These risks, uncertainties and other factors include, among others, those identified in "Risk Factors," "Management's Discussion and Analysis of Financial Condition and Results of Operations" and elsewhere in our S-1 registration statement filed with the Securities and Exchange Commission. Ultra Clean Holdings, Inc. undertakes no obligation to publicly update or review any forward-looking statements, whether as a result of new information, future developments or otherwise.

    About Ultra Clean Holdings, Inc.
    Ultra Clean Holdings, Inc. is a developer and supplier of critical subsystems for the semiconductor capital equipment industry, focusing on gas delivery systems. Ultra Clean offers its customers a complete outsourced solution for gas delivery systems, improved design-to-delivery cycle times, component neutral design and manufacturing and component testing capabilities. Ultra Clean's customers are primarily original equipment manufacturers of semiconductor capital equipment. The Company is headquartered in Menlo Park, California. Additional information is available at www.uct.com.


                          ULTRA CLEAN HOLDINGS, INC.
                    CONDENSED CONSOLIDATED BALANCE SHEETS
                            (Dollars in thousands)
                                 (Unaudited)


                                                  December 31,       March 31,
                                                     2003               2004
                      ASSETS
    Current assets:
         Cash                                       $6,035             $7,235
         Accounts receivable, subscribed stock          --             39,060
         Accounts receivable                        11,724             19,679
         Inventories                                 9,123             15,064
         Deferred income taxes                       1,802              2,013
         Prepaid expenses and other                    210                224
           Total current assets                     28,894             83,275

    Equipment and leasehold improvements, net        3,573              3,556
    Goodwill                                         6,617              6,617
    Tradename                                        8,987              8,987
    Deferred income taxes                            1,731              1,617
    Other non-current assets                           353                359

    Total assets                                   $50,155           $104,411

         LIABILITIES AND STOCKHOLDERS' EQUITY
    Current liabilities:
         Accounts payable                            9,805             22,354
         Accrued expenses and other liabilities      1,459              4,510
         Income taxes payable                           --              1,301
         Capital lease obligations,
          current portion                              111                126
           Total current liabilities                11,375             28,291

    Capital lease obligations and other
     liabilities                                       447                509
    Series A Senior Notes to related
     parties, net of deferred
         Compensation of $580 and $0,
          respectively                              30,013             30,593

           Total liabilities                        41,835             59,393

    Commitments and contingencies
    Stockholders' equity:
         Common stock -- $0.001 par value,
          authorized 90,000,000; issued and
          outstanding, 10,245,395 and 16,307,895
          shares, respectively                      10,377             46,074
         Deferred stock-based compensation            (316)              (728)
         Accumulated deficit                        (1,741)              (328)
           Total stockholders' equity                8,320             45,018

    Total liabilities and stockholders' equity     $50,155           $104,411


                          ULTRA CLEAN HOLDINGS, INC.
               CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
                    (In thousands, except per share data)
                                 (Unaudited)

                                             Three months ended March 31,
                                            2003                        2004

    Sales                                 $17,626                     $40,837

    Cost of goods sold                     16,245                      34,756

    Gross profit                            1,381                       6,081

    Operating expenses:
         Research and development             259                         552
         Sales and marketing                  471                         704
         General and administrative           755                       1,476
         Stock based compensation              67                         604
           Total operating expenses         1,552                       3,336

    Income (loss) from operations            (171)                      2,745

    Other income (expense)
         Interest expense and other, net     (405)                       (390)

    Income (loss) before income taxes        (576)                      2,355

    Income tax (provision) benefit            132                         942

    Net income (loss)                       $(444)                     $1,413

    Net income (loss) per share:
         Basic                              (0.04)                       0.14
         Diluted                            (0.04)                       0.13

    Shares used in computing net income
     (loss) per share:
         Basic                              9,977                      10,110
         Diluted                            9,977                      10,965

SOURCE  Ultra Clean Holdings, Inc.
    -0-                             04/29/2004
    /CONTACT: Kevin Griffin, Chief Financial Officer of Ultra Clean Technology, +1-650-323-4100, or kgriffin@uct.com/
    /Web site:  http://www.uct.com /
    (UCTT)

CO:  Ultra Clean Holdings, Inc.
ST:  California
IN:  SEM ECP CPR
SU:  ERN ERP